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                                                                   Exhibit 99(b)
                                                              Form 10-K for 1999
                                                              File No. 333-74847


                            AT&T Capital Corporation

                              Management Assertion


In accordance with the terms of the Pooling and Servicing Agreement dated as of August 1, 1999 ("Servicing Agreement") among AT&T Capital Corporation (the "Company") as Servicer, and in its individual capacity, Newcourt Funding Company, L.L.C. as the Depositor and The Chase Manhattan Bank as the Indenture Trustee for the Newcourt Equipment Trust Securities 1999-1, the Company is responsible for servicing the leases and loans that are the subject of the Servicing Agreement.

The Company is responsible for establishing and maintaining effective controls over the servicing of leases and loans. The controls are designed to provide reasonable assurance to the Company's management and board of directors that leases and loans are serviced in accordance with the Company's policies and procedures as well as its responsibilities under the Servicing Agreement.

There are inherent limitations in any control, including the possibility of human error and the circumvention or overriding of the controls. Accordingly, even effective controls can provide only reasonable assurance with respect to the achievement of any objectives of controls. Further, because of changes in conditions, the effectiveness of controls may vary over time.

The Company has determined the objectives of control with respect to its servicing responsibilities. These stated control criteria are set forth in
Exhibit I. The Company has assessed its controls in relation to these criteria for the period from August 1, 1999 through December 31, 1999. Based upon this assessment, the Company believes that its controls over servicing loans and leases are effective in providing reasonable assurance that the Company complied with its policies and procedures and responsibilities under the Servicing Agreement except for controls II (g) and IV (g) described in Exhibit I. The Company has determined that control procedure II (g) related to the resolution of unidentified cash and procedure IV (g) related to the application of liquidation proceeds, were not operating effectively in 1999 due to systems conversions, personnel turnover and integration issues, and may have resulted in an overstatement of delinquent amounts and net liquidations during the period from August 1, 1999 through December 31, 1999. Management is currently addressing the processing and controls surrounding aged suspense account balances and the application of liquidation proceeds.


                      AT&T Capital Corporation, as Servicer


                                           By:
                                                Glenn A Votek
                          Executive Vice President and
                                                Treasurer





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EXHIBIT I

AT&T Capital Corporation
Stated Lease/Loan Servicing Control Criteria


I.       Segregation of Serviced Portfolio

The Company's systems segregate leases and loans between those owned by the Company and those managed by the Company for each relevant owner by each managed pool.

Lease/Loan Payments

Lease and loan payments, including scheduled interest and principal, prepayments, liquidation proceeds, late fees, etc. (collectively, remittances) are applied to the respective customer account on a daily basis, based on an established payment hierarchy.

III.     Accounting

The Company maintains financial records for the managed portfolios which are periodically reconciled to the Company's systems.

IV.      Delinquencies

The Company maintains and implements policies and procedures which govern the collection efforts, monitoring and reporting for delinquent accounts.

V.       Trustee Disbursements

Remittances received by the Company are transferred to the Trustee by the Company's Treasury Group on a daily and monthly basis in accordance with the time frame established within the Servicing Agreement.

VI.      Trustee Accounting and Reporting

The Company's Investor Reporting Group generates a monthly servicing report to the Trustee and investors which provides the cash activity, delinquency, and defaults relating to the managed portfolio.




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AT&T Capital Corporation
Stated Lease/Loan Servicing Control Procedures

I.       Segregation of Serviced Portfolio

The Company's systems segregate leases and loans between those owned by the Company and those managed by the Company for each relevant owner by each managed pool. Selected control procedures include:

a) Transactions which have been securitized are identified with a special code (flagged) within the servicing entity's lease accounting system to segregate the cash activity and reporting relating to these transactions.

b) Corporate systems reviews the monthly extracts from the servicing entity to ensure all contracts are accounted for.

c) The Company generates daily cash reports which segregate cash among owned and managed portfolios based upon the systems codes that flag the contracts.

d) The status indicator on a managed transaction is changed from active to its new status (default, prepaid, rebook, maturity, or breach of rep) upon the appropriate change to the lease record or notification of the status change.




a)       Lease/Loan Payments

Lease and loan payments, including scheduled interest and principal, prepayments, liquidation proceeds, late fees, etc. (collectively, remittances) are applied to the respective customer accounts on a daily basis, based on an established payment hierarchy. Selected control procedures include:

b) Billing statements are prepared on a basis consistent with the terms of the lease or loan and sent to customers based upon the records in the servicing system.

c) Payments received at the lockbox electronically feed to the Company's lease and loan accounting system on a daily basis and are posted to customer records on the subsequent day.

d) Systems security has been established to restrict modifications to the system controlled payment hierarchy.




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e)   A formal, or at a minimum, an informal daily cash reconciliation is performed by the servicing entities of the cash received at the lockboxes to ensure a complete accounting of all cash (owned and managed).

f) There is proper segregation of duties between the personnel responsible for the posting of payments (systems for electronic transmissions and operations for manual adjustments) and reconciling the cash activity to the general ledger (accounting).

g) Suspense cash systems modules/accounts are utilized to monitor cash not systematically applied to customer accounts (rejects, unidentified and unknowns).

h) Operations personnel review the clearing of suspense cash activity to ensure timely application of such activity. Unapplied cash was not applied to customer accounts in accordance with the timeframes prescribed by management due to personnel turnover and systems conversions. Management is currently addressing the processing and reconciliation controls related to aged suspense account balances.

i) A monthly cash comparison between the summary of daily cash transferred for the securitized contracts and the monthly servicing data files received by Corporate Systems Group is prepared by the Investor Reporting Group and reviewed by the Portfolio Accounting Group.

j) Scheduled monthly lease and loan remittances received by the Company are separately identified and transferred to the securitization Trust on a daily and monthly basis.

k) The Company generates daily cash reports which segregate the total cash received within a given period for the managed portfolios based upon the systems codes that flag the contracts.

III.     Accounting

The Company maintains financial records for the managed portfolios which are periodically reconciled to the Company's systems. Selected control procedures include:

a) Segregation of duties have been established between the personnel responsible for record maintenance on the lease and loan accounting systems (the Operations Group) and personnel responsible for investor reporting (the Investor Reporting Group).

b) A system reconciliation at the lease and loan level is performed between the contract principal balance and the required payoff amount calculated by the Corporate Systems Group to the corresponding figures provided by the respective servicing entity.







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IV.      Delinquencies

The Company maintains and implements policies and procedures which govern the collection efforts, monitoring and reporting for delinquent accounts. Selected control procedures include:

a) Policies and procedures exist for the periodic reviews of delinquent transactions, generation of delinquency reports and collection efforts.

b)   Account delinquency status is system calculated and generated.

c) The Arrears Management Group performs periodic reviews of the delinquency reporting and collection activity at the servicing entities.

d) Delinquency reporting is reviewed by the servicing entities' Credit Head, Portfolio Quality Leader and the Operations Manager.

e) The Investor Reporting Group reviews delinquency status and notifies the Portfolio Accounting Group for unusual trends.

f) Write-offs generated from the servicing entity's system are reconciled monthly to the write-offs in the servicer report by the Investor Reporting Group. For one servicing system the Investor Report Group noted that liquidation proceeds were not being identified properly and remitted to the trust. Management is currently addressing the processing and controls related to the identification of liquidation proceeds.


V.       Trustee Disbursements

Remittances received by the Company are transferred to the Trustee on a daily and monthly basis in accordance with the time frame established within the Servicing Agreement. Selected control procedures include:

a) The Company has written policies and procedures for the transfer of funds to the Trustee on a daily and monthly basis.

b) Appropriate approvals in writing are required to initiate a wire transfer of funds to the Trustee account.

c) A monthly reconciliation of cash activity is performed by the servicing entity from its general ledger to the Treasury Group's cash system. The servicing entities periodically reviews the cash transfers recorded by the Treasury Group in the cash management system.

d) The company's bank reconciliations are performed periodically at the servicing entities.




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VI.      Trustee Accounting and Reporting

The Company's Investor Reporting Group generates a monthly servicing report to the Trustee and investors which provides the cash activity, delinquency, and defaults relating to the managed portfolio. Selected control procedures include:

a) Monthly data extract files at a lease and loan level are transmitted electronically from the servicing entity to the Corporate Systems Group where edits are performed to ensure a complete accountability of the securitized portfolio as well as to check for errors in various data elements by performing recalculations of amounts provided by the servicing entities.

b) Through the system edit process, reports and files are generated for the exception reporting which is provided to the respective servicing entity for investigation and subsequent corrections.

c) A monthly cash reconciliation is performed between the Corporate Treasury Group cash records and the monthly servicing report produced by the Investor Reporting Group.

d) Back up is maintained over the Corporate System applications used for securitization.

e) The Investor Reporting Group's management performs an informal analytical review on the monthly servicing report.

f) The servicing entities are provided with workpapers supporting the servicer report for their review and approval before submission by the Investor Reporting Group to the Trustee.